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                                                                  EXHIBIT 99.B18
                            MASTERWORKS FUNDS INC.
                          RULE 18F-3 MULTI-CLASS PLAN
                          ---------------------------

I.   INTRODUCTION
     ------------

     Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares for the Asset Allocation, LifePath 2000, LifePath 2010, LifePath 2020, LifePath 2030 and LifePath 2040 Funds (the "Multi-Class Funds") of MasterWorks Funds Inc. (the "Company"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the maximum initial sales charges, contingent deferred sales charges ("CDSCs"), Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of the Funds.

     The Company is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. The Company elected to offer multiple classes of shares of the Multi-Class Funds pursuant to the provisions of Rule 18f-3 and this Plan. The Company (Registration Nos. 33-54126 and 811-7332) currently offers or will offer the following ten separate Funds: Asset Allocation, Bond Index, LifePath 2000, LifePath 2010, LifePath 2020, LifePath 2030, LifePath 2040, Money Market, S&P 500 Stock and U.S. Treasury Allocation Funds invests all of its assets in a separate portfolio (each, a "Master Portfolio") of Master Investment Portfolio or Managed Series Investment Trust, each an open-end management investment company, rather than directly in a portfolio of securities. Each Master Portfolio has the same investment objective as the Fund that invests its assets in the corresponding Master Portfolio.

     The Multi-Class Funds are authorized to issue the following classes of shares representing interests in such Funds:

     (i)   Class I

     (ii)  Class R

     The differences between these classes are discussed below.

II.  ALLOCATION OF EXPENSES
     ----------------------

     Pursuant to Rule 18f-3 under the 1940 Act, the Company allocates to each class of shares of a Multi-Class Fund (i) any fees and expenses incurred by the Fund in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and
(ii) any fees and expenses incurred by the Fund under a servicing plan in connection with the provision of shareholder administrative or liaison services to the holders of such class of shares. In addition, pursuant to Rule 18f-3,

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the Company may allocate the following fees and expenses to a particular class of shares of each Multi-Class Fund:

     (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

     (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of that class or to regulatory agencies with respect to such class of shares;

     (iii) blue sky registration or qualification fees incurred by such class of shares;

     (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

     (v) the expense of administrative personnel and services as required to support the shareholders of such class of shares;

     (vi) litigation or other legal expenses relating solely to such class of shares; and

     (vii) fees of the Company's Directors incurred as result of issues relating to such class of shares.

     The initial determination of the class expenses that are allocated by the Company to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors of the Company and approved by a vote of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company.

     Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Fund not allocable to a particular class of the Fund pursuant to the Plan shall be allocated to each class of the Fund based upon the relative net asset value of that class in relation to the aggregate net asset value of the Fund. In certain cases, Stephens, Barclays Global Fund Advisors or another service provider for a Multi-Class Fund may waive or reimburse all or a portion of the expenses of a specific class of shares of the Multi-Class Fund. The Board of Directors will monitor any such waiver or reimbursements to ensure that they do not provide a means for cross-subsidization between classes.

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III. CLASS ARRANGEMENTS
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     The following summarizes the maximum initial sales charges, CDSCs,
Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Multi-Class Funds. Additional details regarding such fees and services are set forth in the relevant Fund's current Prospectus and Statement of Additional Information.

     A.   CLASS I SHARES
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          1.  Maximum Initial Sales Charge:  None
              ----------------------------

          2.  Contingent Deferred Sales Charge:  None
              --------------------------------

          3.  Maximum Annual Rule 12b-1 Distribution Fee:  None
              ------------------------------------------

          4.  Maximum Annual Shareholder Servicing Fee:  0.20%
              ----------------------------------------

          5.  Conversion Features:  None
              -------------------

          6.  Exchange Privileges: Class I shares of any MasterWorks Fund may be
              -------------------
              exchanged for Class I shares of any other MasterWorks Fund, or for shares of the Company's single-class Funds.

          7.  Other Class-Specific Shareholders Services:  None
              ------------------------------------------

     B.   CLASS R SHARES
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          1.  Maximum Initial Sales Charge:  None
              ----------------------------

          2.  Contingent Deferred Sales Charge:  None
              --------------------------------

          3.  Maximum Annual Rule 12b-1 Distribution Fee:  None
              ------------------------------------------

          4.  Shareholder Servicing Fee:  0.20%
              -------------------------

          5.  Conversion Features:  None
              -------------------

          6.  Exchange Privileges: Class R shares of any Multi-Class Fund may be
              -------------------
              exchanged for shares of the same class of any other Fund, provided that if the other Fund charges a sales load on the purchase of its shares that is higher than the sales load paid in connection with the shares the investor is exchanging, the investor pays the difference.

          7.  Other Class-Specific Shareholder Services:  None
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IV.  BOARD REVIEW
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     The Boards of Directors of the Company shall review the Plan as it deems necessary. Prior to any material amendments(s) to the Plan with respect to any Multi-Class Fund's shares, the Company's Board of Directors, including a majority of the Directors that are not interested persons of the Company, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Fund expenses), is in the best interest of each class of shares of the Multi-Class Fund individually and the Multi-Class Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors of the Company shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted by the Company effective October 28, 1998.

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